Exhibit 99.1

Bank of the James Announces Fourth Quarter, Full Year 2019

Financial Results and Declaration of Dividend

Commercial Loan Growth, Mortgage Originations, Asset Quality Support Record Earnings

LYNCHBURG, Va., January 24, 2020 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving Region 2000 (Greater Lynchburg MSA), and the Charlottesville, Harrisonburg, Roanoke, Blacksburg, and Lexington, Virginia markets, today announced unaudited results for the three months and 12 months ended December 31, 2019.

Net income for the three months ended December 31, 2019 was $1.52 million or $0.35 per diluted share, compared with $1.48 million or $0.34 per diluted share for the three months ended December 31, 2018. Net income for the 12 months ended December 31, 2019 was a Company-record $5.61 million or $1.28 per diluted share, compared with $5.30 million or $1.21 per diluted share for the 12 months ended December 31, 2018.

Robert R. Chapman III, President and CEO, commented: “It was rewarding to conclude our 20th year of operations with Company-record earnings, net loans, total deposits and total interest and noninterest income. Steady commercial loan growth to drive interest income, market leadership in residential mortgage originations, brisk commercial and retail banking activity from an expanded regional franchise, and high asset quality, each of which are part of our long-term plan, helped to drive these results.

“At the start of 2019, we announced a plan to invest in new offices and expand our banking team to support continued growth in retail and commercial banking. During the year, we established a presence in the Lexington, Virginia market, opened an office in Rustburg, Virginia to enhance deposit-gathering capabilities in Campbell County, relocated a limited service office in Charlottesville, converting it to a full-service office, and opened a second office in Roanoke. We expanded our team to efficiently staff these new offices.

“Even with these investments impacting net income and earnings per share in 2019, the performance of our team and strength of the Company’s growth and performance drove record earnings that built shareholder value, including issuing a special one-time cash dividend and supporting an increased quarterly cash dividend for 2020. The year reflected our balanced approach to long-term growth while building the Company’s value.”

Highlights

•	Loans, net of the allowance for loan losses, were $573.27 million at December 31, 2019, up 8% from $530.02 million at December 31, 2018.

•

Total loan growth for the year ended December 31, 2019 reflected ongoing portfolio expansion in several categories. The Commercial & Industrial (C&I), owner-occupied commercial real estate (CRE), multi-family and construction & land portfolios increased year-over-year. Overall loans, net of allowance, increased by 8.2%

•	Total interest income, driven by loan growth, was a Company-record $29.82 million for the year ended December 31, 2019, up 11% from $26.97 million for the year ended December 31, 2018.

•

Income from gains on sales of residential mortgages to the secondary market and fees from corporate treasury services generated increased total noninterest income throughout the year. Noninterest income in 2019 was $7.19 million, up 37% compared with $5.24 million in 2019.

•

Reflecting the Company’s focus on growing its deposit base to internally fund loan growth, total deposits rose to $649.46 million at December 31, 2019, compared with $612.04 million at December 31, 2018. Lower-cost core deposits (noninterest-bearing demand, NOW, savings and money market accounts) comprised approximately 70% of the Company’s total deposits.

•

Total assets were a Company-record $725.39 million at December 31, 2019. Asset quality remained strong, with the ratio of nonperforming loans to total loans improving to 0.23% at December 31, 2019 from 0.55% at December 31. 2018.

•

With a focus on expansion opportunity and productivity, the Company in 2019 opened additional full-service facilities in Charlottesville and Roanoke, as well as new full-service offices in Lexington and Rustburg, Virginia and consolidated banking facilities in downtown Lynchburg.

•

Expansion and growth continued to build shareholder value. Total stockholders’ equity increased to $61.55 million at December 31, 2019 from $55.14 million at December 31, 2018. Tangible book value per share rose to $14.13 from $12.59 at December 31, 2018. Retained earnings were $20.90 million at December 31, 2019, up from $16.52 million a year earlier.

•

Pursuant to the Company’s stock buyback program that expired in December 2019, the Company repurchased 21,000 shares of its common stock in the fourth quarter 2019, at an average at an average price of $14.94.

•

Based on the results achieved in the fourth quarter of 2019, the Company’s board of directors approved a $0.07 per share dividend payable to stockholders of record on March 6, 2020, to be paid on March 20, 2020. The board also authorized the Company to purchase up to 65,000 shares of its common stock over the course of the next year, based on market pricing, through a stock buyback program. Both of these actions were taken at the January 21, 2020 board meeting.

Fourth Quarter, Full Year 2019 Operational Review

Net interest income was $6.11 million in the fourth quarter of 2019, up slightly compared with a year earlier. Fourth quarter 2019 total interest income rose 6.8% year-over-year to $7.60 million, however, total interest expense increased significantly from a year earlier, reflecting deposit growth and Federal Reserve rate changes prompting rate increases in demand and time deposits. The Company’s net interest margin was 3.63% in the fourth quarter of 2019 compared with 3.80% a year earlier.

For the year ended December 31, 2019, net interest income rose 5.9% to $24.55 million from $23.18 million the previous year, driven by record interest income. Higher year-over-year interest expense also reflected deposit growth and higher rates on interest-bearing liabilities. The Company’s net interest margin for full year 2019 was 3.77% compared with 3.75% in 2018.

“For many financial institutions, margin compression has presented a challenge as rate adjustments led to increased cost of liabilities and downward pressure on loan yields,” explained J. Todd Scruggs, Executive Vice President and CFO. “Competition for deposits and lending business is intense, but we have remained prudent in our approach to attracting deposits, focusing on deposits as a valuable component of a broader banking relationship, and maintaining loan rates that are reasonable for us and our customers. As a result, we have been satisfied with the relative strength of our net interest margin.”

Noninterest income, including gains from the sale of residential mortgages to the secondary market, revenue contributions from BOTJ Investment Services, and fee income from the Bank’s line of treasury management services for commercial customers was $2.15 million in the fourth quarter of 2019 compared with $1.29 million in the fourth quarter of 2018. For the year ended December 31, 2019, noninterest income increased 37% to $7.19 million compared with $5.24 million for the year ended December 31, 2018. For the year ended December 31, 2019, gains on sale of loans held for sale was $4.25 million, up from $2.92 million for the year ended December 31, 2018.

“Our mortgage division has been doing a tremendous job of earning mortgage origination business during the past several years and building on our reputation as a premier provider,” Chapman explained. “Our performance in 2019 reflected ongoing investment in technology to facilitate loan processing and credit review, and an expanded team of professionals dedicated to service and support. The growth of mortgage originations in our served markets outside of Region 2000 have played an important role, generating noninterest income from origination activity and supporting our practice of generating noninterest income from loan sales to the secondary market.”

Noninterest expense for the three and 12 months ended December 31, 2019 increased compared with the same periods in 2018, primarily reflecting increased personnel, marketing, and equipment costs related to market expansion as well as increased credit expenses associated with origination of residential mortgage loans. The Company’s efficiency ratio was higher in both periods compared to a year earlier, primarily reflecting the addition of personnel and facilities and an increase in variable compensation related to increased production in the mortgage and investment divisions.

Balance Sheet Review: Loan and Deposit Growth, Strong Asset Quality

Total assets increased to $725.39 million at December 31, 2019, highlighted by growth in loans, net of allowance, to $573.27 million, up from $530.02 million at December 31, 2018. Reflecting strong residential mortgage originations, loans held-for-sale at December 31, 2019 were $4.22 million compared with $1.67 million at December 31, 2018. Fair value of securities available-for-sale was $59.66 million at December 31, 2019 compared to $52.73 million at December 31, 2018.

Loans, net of allowance for loan losses, increased $43.26 million to a Company-record $573.27 million at December 31, 2019, up from $530.02 million at December 31, 2018. The Company’s allowance for loan losses was $4.83 million, with a lower year-over-year provision for losses and a significant decline in charge-offs.

Total nonperforming loans declined to $1.3 million at December 31, 2019, compared with $2.9 million a year earlier, the amount of owned foreclosed real estate declined slightly, and total nonperforming assets declined 32% year-over-year. Asset quality ratios reflected the portfolio’s continued strength, including a ratio of nonperforming loans to total loans that improved to 0.23% at year-end from 0.55% a year earlier.

Chapman explained: “We believe the indicators of asset quality, which have been strong and improving during the past several years, offer proof that consistent credit review and monitoring practices, coordinated throughout the Company and all served markets, have mitigated risk as we have prudently grown our loan portfolio. We maintain close contact with clients to stay ahead of potential issues that may arise, and further protect the Company against risk with what management believes is an adequate allowance for loan losses.”

Led by commercial lending, the Company’s loan portfolio continued to provide balanced performance and year-over-year growth. Commercial real estate loans, both owner occupied and non-owner occupied, increased to $193.80 at December 31, 2019 from $182.92 million. Commercial & industrial loans increased 19% to $84.73 million from $71.14 million, construction and land loans of $42.57 million were up 24%, and multi-family mortgages grew 19% to $55.76 million.

Total deposits at December 31, 2019 were $649.46 million, up from $612.04 million at December 31, 2018, led by continued strength in core deposits, which comprised 70% of total deposits. Interest-bearing demand deposits were $362.82 million at December 31, 2019 compared with $331.30 million at December 31, 2018. Noninterest bearing demand deposits, which are frequently tied to commercial banking relationships, grew to $93.94 million at December 31, 2019 compared with $91.36 million at December 31, 2018.

Total stockholders’ equity and tangible book value per share increased at December 31, 2019 as compared to the prior year end. Retained earnings increased to $20.90 million at December 31, 2019 from $16.52 million at December 31, 2018. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, and Rustburg. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Dec 31, 2019	Three months ending Dec 31, 2018	Change	Year to date Dec 31, 2019	Year to date Dec 31, 2018	Change
Interest income	$7,596	$7,111	6.82%	$29,816	$26,971	10.55%
Interest expense	1,491	1,059	40.79%	5,264	3,795	38.71%
Net interest income	6,105	6,052	0.88%	24,552	23,176	5.94%
Provision for loan losses	89	189	-52.91%	523	716	-26.96%
Noninterest income	2,149	1,288	66.85%	7,188	5,235	37.31%
Noninterest expense	6,336	5,296	19.64%	24,283	21,064	15.28%
Income taxes	309	380	-18.68%	1,329	1,329	0.00%
Net income	1,520	1,475	3.05%	5,605	5,302	5.71%
Weighted average shares outstanding - basic	4,368,034	4,378,436	(10,402)	4,375,814	4,378,436	(2,622)
Weighted average shares outstanding - diluted	4,376,985	4,378,436	(1,451)	4,381,597	4,378,459	3,138
Basic net income per share	$0.35	$0.34	$0.01	$1.28	$1.21	$0.07
Fully diluted net income per share	$0.35	$0.34	$0.01	$1.28	$1.21	$0.07

Balance Sheet at period end:	Dec 31, 2019	Dec 31, 2018	Change	Dec 31, 2018	Dec 31, 2017	Change
Loans, net	$573,274	$530,016	8.16%	$530,016	$491,022	7.94%
Loans held for sale	4,221	1,670	152.75%	1,670	2,626	-36.41%
Total securities	63,343	56,427	12.26%	56,427	61,025	-7.53%
Total deposits	649,459	612,043	5.93%	612,043	567,493	7.85%
Stockholders’ equity	61,551	55,143	11.62%	55,143	51,665	6.73%
Total assets	725,394	674,897	7.48%	674,897	626,341	7.75%
Shares outstanding	4,357,436	4,378,436	(21,000)	4,378,436	4,378,436	—
Book value per share	$14.13	$12.59	$1.54	$12.59	$11.80	$0.79

Daily averages:	Three months ending Dec 31, 2019	Three months ending Dec 31, 2018	Change	Year to date Dec 31, 2019	Year to date Dec 31, 2018	Change
Loans, net	$561,836	$525,960	6.82%	$551,362	$515,200	7.02%
Loans held for sale	3,821	3,262	17.14%	3,559	3,138	13.42%
Total securities	61,230	59,647	2.65%	58,584	60,880	-3.77%
Total deposits	649,769	610,612	6.41%	628,680	595,434	5.58%
Stockholders’ equity	60,416	56,077	7.74%	58,871	54,461	8.10%
Interest earning assets	666,410	632,245	5.40%	651,770	618,812	5.33%
Interest bearing liabilities	567,112	524,878	8.05%	544,038	499,499	8.92%
Total assets	724,495	673,113	7.63%	698,655	656,938	6.35%

Financial Ratios:	Three months ending Dec 31, 2019	Three months ending Dec 31, 2018	Change	Year to date Dec 31, 2019	Year to date Dec 31, 2018	Change
Return on average assets	0.83%	0.87%	(0.04)	0.80%	0.81%	(0.01)
Return on average equity	9.98%	10.44%	(0.46)	9.52%	9.74%	(0.22)
Net interest margin	3.63%	3.80%	(0.17)	3.77%	3.75%	0.02
Efficiency ratio	76.76%	72.15%	4.61	76.51%	74.14%	2.37
Average equity to average assets	8.34%	8.33%	0.01	8.43%	8.29%	0.14

Allowance for loan losses:	Three months ending Dec 31, 2019	Three months ending Dec 31, 2018	Change	Year to date Dec 31, 2019	Year to date Dec 31, 2018	Change
Beginning balance	$4,773	$4,561	4.65%	$4,581	$4,752	-3.60%
Provision for losses	89	189	-52.91%	523	716	-26.96%
Charge-offs	(44)	(185)	-76.22%	(363)	(1,064)	-65.88%
Recoveries	11	16	-31.25%	88	177	-50.28%
Ending balance	4,829	4,581	5.41%	4,829	4,581	5.41%

Nonperforming assets:	Dec 31, 2019	Dec 31, 2018	Change	Dec 31, 2018	Dec 31, 2017	Change
Total nonperforming loans	$1,301	$2,939	-55.73%	$2,939	$4,309	-31.79%
Other real estate owned	2,339	2,430	-3.74%	2,430	2,650	-8.30%
Total nonperforming assets	3,640	5,369	-32.20%	5,369	6,959	-22.85%
Troubled debt restructurings - (performing portion)	410	424	-3.30%	424	440	-3.64%

Asset quality ratios:	Dec 31, 2019	Dec 31, 2018	Change	Dec 31, 2018	Dec 31, 2017	Change
Nonperforming loans to total loans	0.23%	0.55%	(0.32)	0.55%	0.87%	(0.32)
Allowance for loan losses to total loans	0.84%	0.86%	(0.02)	0.86%	0.96%	(0.10)
Allowance for loan losses to nonperforming loans	371.18%	155.87%	215.31	155.87%	110.28%	45.59

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited) 12/31/2019	12/31/2018
Assets
Cash and due from banks	$30,794	$26,725
Federal funds sold	8,317	23,600

Total cash and cash equivalents	39,111	50,325

Securities held-to-maturity (fair value of $3,861 in 2019 and $3,515 in 2018)	3,688	3,700
Securities available-for-sale, at fair value	59,655	52,727
Restricted stock, at cost	1,506	1,462
Loans, net of allowance for loan losses of $4,829 in 2019 and $4,581 in 2018	573,274	530,016
Loans held for sale	4,221	1,670
Premises and equipment, net	16,297	13,233
Software, net	401	193
Interest receivable	1,866	1,742
Cash value - bank owned life insurance	13,686	13,359
Other real estate owned	2,339	2,431
Income taxes receivable	—	1,102
Deferred tax asset	1,177	1,755
Other assets	8,173	1,182

Total assets	$725,394	$674,897

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	$93,936	$91,356
NOW, money market and savings	362,821	331,298
Time	192,702	189,389

Total deposits	649,459	612,043
Capital notes	5,000	5,000
Income taxes payable	124	—
Interest payable	173	127
Other liabilities	9,087	2,584

Total liabilities	$663,843	$619,754

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,357,436 and 4,378,436 as of December 31, 2019 and 2018	$9,325	$9,370
Additional paid-in-capital	31,331	31,495
Accumulated other comprehensive loss	(5)	(2,243)
Retained earnings	20,900	16,521

Total stockholders’ equity	$61,551	$55,143

Total liabilities and stockholders’ equity	$725,394	$674,897

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended Ended December 31,
	2019	2018	2019	2018
Interest Income
Loans	$7,009	$6,507	$27,559	$24,836
Securities
US Government and agency obligations	210	189	755	760
Mortgage backed securities	49	60	220	256
Municipals	76	83	315	331
Dividends	33	34	93	74
Other (Corporates)	24	24	94	94
Interest bearing deposits	73	76	326	227
Federal Funds sold	122	138	454	393

Total interest income	7,596	7,111	29,816	26,971

Interest Expense
Deposits
NOW, money market savings	455	277	1,537	961
Time Deposits	907	650	3,201	2,291
FHLB borrowings	—	—	—	17
Finance leases	30	—	71	—
Brokered time deposits	49	82	255	326
Capital notes	50	50	200	200

Total interest expense	1,491	1,059	5,264	3,795

Net interest income	6,105	6,052	24,552	23,176
Provision for loan losses	89	189	523	716

Net interest income after provision for loan losses	6,016	5,863	24,029	22,460

Noninterest income
Gains on sale of loans held for sale	1,151	658	4,254	2,918
Service charges, fees and commissions	437	495	1,785	1,871
Life insurance income	431	85	679	341
Other	27	50	76	105
Gain (loss) on sales of available-for-sale securities	103	—	394	—

Total noninterest income	2,149	1,288	7,188	5,235

Noninterest expenses
Salaries and employee benefits	3,655	2,881	13,092	11,279
Occupancy	403	379	1,655	1,522
Equipment	586	409	2,107	1,600

Supplies	130	135	597	548
Professional, data processing, and other outside expense	871	813	3,432	3,226
Marketing	217	119	866	611
Credit expense	175	150	653	528
Other real estate expenses	26	41	366	277
FDIC insurance expense	(49)	99	226	398
Other	322	270	1,289	1,075

Total noninterest expenses	6,336	5,296	24,283	21,064

Income before income taxes	1,829	1,855	6,934	6,631
Income tax expense	309	380	1,329	1,329

Net Income	$1,520	$1,475	$5,605	$5,302

Weighted average shares outstanding - basic	4,368,034	4,378,436	4,375,814	4,378,436

Weighted average shares outstanding - diluted	4,376,985	4,378,436	4,381,597	4,378,459

Net income per common share - basic	$0.35	$0.34	$1.28	$1.21

Net income per common share - diluted	$0.35	$0.34	$1.28	$1.21